Exhibit 10.4

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

COMMERCIAL LICENSE AGREEMENT

This COMMERCIAL LICENSE AGREEMENT (this “Agreement”) is made this 21st day of August, 2013 (the “Effective Date”) between:

CYDEX PHARMACEUTICALS, INC., a Delaware corporation with offices at 11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037 (“CyDex”); and

SAGE THERAPEUTICS INC., a Delaware corporation with offices at 29 Newbury Street, Suite 301, Boston, Massachusetts 02116 (“Sage”).

RECITALS

WHEREAS, CyDex is engaged in the business of developing and commercializing novel drug delivery technologies designed to enhance the solubility and effectiveness of existing and development-stage drugs;

WHEREAS, CyDex is the exclusive supplier of Captisol®, a patented drug formulation system designed to enhance the solubility and stability of drugs;

WHEREAS, Sage has developed or obtained certain rights related to the Compound (defined below);

WHEREAS, Sage desires to obtain a license to use Captisol together with the Compound for the development and commercialization of the Licensed Product (defined below) and the conduct of the Probe Studies and CyDex is willing to grant such license to Sage under the terms and conditions set forth herein;

WHEREAS, CyDex and Sage entered into a Commercial License Agreement with an effective Date of December 13, 2012 (the “Old Agreement” and such effective date, the “Old Agreement Effective Date”), which the parties are terminating as of the Effective Date; AND

WHEREAS, on or about December 13, 2012, CyDex and Sage entered into a Supply Agreement, specifying the terms under which CyDex would sell Captisol to Sage or its Contract Manufacturers (defined below), and Sage would obtain supplies of Captisol from CyDex, for use in development of and in the Licensed Product (the “Supply Agreement”).

NOW, THEREFORE, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

1. DEFINITIONS.

For the purposes of this Agreement, the following terms whether used in singular or plural form shall have the meanings as defined below:

“Affiliate” means, with respect to any party, any entity controlling, controlled by, or under common control with such party, during and for such time as such control exists. For these purposes, “control” shall refer to the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of the relevant entity.

“Bankruptcy Code” means title 11 of the United States Code.

“Captisol” means Captisol, also known scientifically as sulfobutylether b(beta) cyclodextrin, sodium salt, and any modified or improved form of Captisol®, including without limitation, any improved or modified form of sulfobutylether b(beta) cyclodextrin that is marketed with the use of the Captisol® trademark or a variation thereof.

“Captisol Data Package” means (a) all toxicology/safety and other relevant scientific data owned, licensed or developed by CyDex and its Affiliates relating to Captisol; and (b) all toxicology/safety and other relevant scientific data owned, licensed or developed by the licensees or sublicensees of CyDex or its Affiliates or other third parties (to the extent permitted in the applicable license or other agreements between CyDex and/or its Affiliates and such licensees, sublicensees or other third parties), in each case relating to Captisol alone (and not in conjunction with a product formulation).

“Captisol Improvement” means any modification or improvement of Captisol alone, whether or not patentable, that is developed by Sage or its Affiliates, solely or jointly with a third party. For clarity, Captisol Improvements shall not include technology or improvements which are related to the Compound and/or other non-Captisol components of the Licensed Product.

“Captisol Patents” means all patents and patent applications in the Territory which pertain to Captisol, other than the Licensed Product Patents, and which now or at any time during the Term are owned by or licensed to CyDex or any CyDex Affiliate with the right to sublicense, including any and all extensions, renewals, continuations, substitutions, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations and/or supplementary protection certificates to any such patents. For avoidance of doubt, all intellectual property pertaining to the Licensed Product or the Probe Study Product generated by Sage or its Affiliates or their Sublicensees during the Term of this Agreement or during the term of the Old Agreement shall be solely owned by Sage and shall not be part of the Captisol Patents. The Captisol Patents include the patents and patent applications set forth on Exhibit A attached hereto. Such Exhibit A may be updated by CyDex from time to time during the Term.

“Claim” has the meaning specified in Section 1.0.1.

“Clinical Grade Captisol” means Captisol which (a) has been manufactured under conditions of current good manufacturing practices for bulk excipients as set forth in U.S. Pharmacopoeia <1078> as of the Effective Date or any successor thereto, (b) is intended for use in humans, and (c) is intended for clinical trials for the Product.

“Commercial Grade Captisol” means Captisol which (a) has been manufactured under conditions of current good manufacturing practices for bulk excipients as set forth in U.S. Pharmacopoeia <1078> as of the Effective Date or any successor thereto, (b) is intended for use in humans, and (c) is intended for commercial sale of the Product.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

“Commercial Launch Date” means the first commercial sale by Sage, its Affiliates or Sublicensees of the Licensed Product to a Third Party. For avoidance of doubt, any transfer of the Licensed Product to a Third Party for preclinical, clinical or regulatory purposes shall not be deemed as commercial launch.

“Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment as applied by a party to the development and commercialization of its own pharmaceutical products at a similar stage of development and with similar market potential.

“Compound” means that certain neuroactive steroid known as Allopregnanolone.

“Confidential Information” has the meaning specified in Section 8.1.

“Contract Manufacturer” has the meaning specified in Section 2.4.

“Cover” (including variations thereof such as “Covered,” “Coverage,” or “Covering”) means that the manufacture, use, importation or sale of the applicable Licensed Product or Probe Study Product would infringe a Valid Claim of a specified patent in the absence of a grant of rights under such patent. The determination of whether an item or process is Covered by a Valid Claim shall be made on a country-by-country basis.

“Disclosing Party” has the meaning specified in Section 8.1 hereof.

“DMF” means a Drug Master File for Captisol, as filed as of the Effective Date, or as hereafter updated from time to time during the Term, by CyDex with the FDA.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Field” means as applicable, either or both of the Epilepticus Field and the TBI Field, where the “Epilepticus Field” means the field of therapeutic use against status epilepticus in humans and “TBI Field” means the treatment of traumatic brain injury in humans.

“Indemnified Party” has the meaning specified in Section 10.4.

“Indemnifying Party” has the meaning specified in Section 10.4.

“License Agreement” means the License Agreement dated October 13, 2011 between CyDex and Sage.

“Licensed Patents” means, collectively, the Captisol Patents and the Licensed Product Patents.

“Licensed Product” means a pharmaceutical composition in and for the Field comprising the Compound combined with or formulated using Captisol that is Covered by the Licensed Patents or that is developed with the assistance of or incorporates any component of the Captisol Data Package. For clarity, the Licensed Product shall not include any product the composition of which includes the Compound and any other active pharmaceutical ingredient.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

“Licensed Product Patents” means all patents and patent applications in the Territory which Cover the use of Captisol with the Compound, other than the Captisol Patents, and which now or at any time during the Term are owned by or licensed to CyDex or any CyDex Affiliate with the right to sublicense, including any and all extensions, renewals, continuations, substitutions, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations and/or supplementary protection certificates to any such patents. Licensed Product Patents further include all other patents and patent applications, other than the Captisol Patents, which are owned or licensed by CyDex on the Effective Date or at any time during the Term of this Agreement, and which are necessary to develop, manufacture, and commercialize the Licensed Product, or which arc necessary to develop or manufacture the Probe Study Product or which are necessary for Sage to exercise its license under this Agreement. Set forth in Exhibit B attached hereto is a list of the Licensed Products Patents as of the Effective Date. Such Exhibit B may be updated by CyDex from time to time during the Term.

“Losses” has the meaning set forth in Section 10.1.

“Marketing Approval” means final approval of an NDA by the FDA for the United States, or final approval of a comparable document filed with an equivalent health regulatory authority in any other country or in the European Union (using the centralized process or mutual recognition).

“NDA” means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or similar application filed with an equivalent regulatory body in another country.

“Net Sales” means, with respect to a particular time period, the total gross amounts invoiced by Sage and its Affiliates and their Sublicensees for sales of the Licensed Product made during such time period to unaffiliated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a) reasonable and customary discounts (other than discounts which have already diminished the gross amount invoiced), including cash, trade and quantity discounts, fees for service, patient assistance discounts, administrative fees, and rebates granted to trade customers, government, and distributors; provided that such discounts shall be subject to audit pursuant to Section 5.3 below;

(b) credits or allowances granted for damaged, outdated, spoiled, returned or rejected products, including, without limitation, in connection with recalls;

(c) freight, postage, insurance and transportation charges (if separately identified on the invoice); and

(d) sales, use, value-added or excise taxes, tariffs, customs fees, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of the Licensed Product (if separately identified on the invoice), as adjusted by any refunds.

Notwithstanding the foregoing, amounts invoiced by Sage and its Affiliates for the sale of the Licensed Product among Sage or its Affiliates for resale shall not he included in the computation of Net Sales. For purposes of determining Net Sales, a “sale” shall not include reasonable transfers or dispositions as samples for promotional purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

“Non-breaching Party” has the meaning specified in Section 13.2.

“Notified Party” has the meaning specified in Section 13.2.

“Pfizer” has the meaning specified in Section 8.5.

“Pre-Existing Agreement” has the meaning ascribed to it in Sections 1.1 and 13 of the License Agreement.

“Probe Condition” mean any of the following: (a) […***…], (b) […***…], (c) […***…], (d) […***…], (e) […***…], or (f) […***…].

“Probe Study” means […***…].

“Probe Study Product” means […***…].

“Receiving Party” has the meaning specified in Section 8.1.

“Regulatory Approval” means, with respect to the Licensed Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals and the applicable Marketing Approval), registrations, licenses or authorizations from the relevant regulatory authority in a country or jurisdiction that is specific to the Licensed Product and necessary to market and sell such Licensed Product in such country or jurisdiction.

“Sage Know-How” means information or data owned, licensed or generated by Sage and its Affiliates, before and during the Term of this Agreement or the term of the Old Agreement. For clarity, Sage Know-How shall not include information within the Captisol Data Package; nor does Sage Know-How include any other information or data to which CyDex has obtained rights before the term of the Old Agreement, to the extent of such rights.

“Sage Patents” means all patents and patent applications owned now, licensed or developed during the Term of this Agreement or the term of the Old Agreement by Sage and its Affiliates, including any and all extensions, renewals, continuations, substitutions, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations and/or supplementary protection certificates to any such patents. For clarity, Sage Patents shall not include Licensed Patents under this Agreement.

“Specifications” means the specifications for Captisol set forth in Exhibit C hereto, as such may be amended from time to time.

“Study” has the meaning specified in Section 6.3.

“Sublicensees” has the meaning specified in Section 2.3.

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“Term” has the meaning specified in Section 13.1.

“Territory” means the entire world.

“Third Party” means any person or entity or authority other than CyDex or Sage or an Affiliate of either of them.

“Valid Claim” means a claim in any unexpired, issued patent which has not been irrevocably abandoned or held to be invalid or unenforceable by a non-appealed or unappealable decision of a court or other authority of competent jurisdiction, which is not admitted to be invalid through disclaimer or dedication to the public, and which Covers the applicable Licensed Product or Probe Study Product.

2. GRANT OF RIGHTS.

2.1 License Grants from CyDex to Sage.

(a) Field Licenses.

(i) Licensed Patents. Subject to the terms and conditions of this Agreement, CyDex hereby grants to Sage an exclusive, nontransferable (except as provided in Section 14.14) license during the Term under the Licensed Patents, solely to research, develop, make, have made, import, use, offer for sale and sell the Licensed Product in the Territory in and for the Field. Notwithstanding the foregoing, to the extent that any Licensed Patents are licensed to CyDex or its Affiliates by a Third Party on a non-exclusive basis, the license granted to Sage in the foregoing sentence shall be exclusive as to CyDex but non-exclusive as to such Third Party and other persons whose rights derive from such Third Party. Sage may not sublicense the Licensed Patents, except as expressly set forth in Section 2.3 and Section 2.4 below.

(ii) Know-How License. Subject to the terms and conditions of this Agreement, CyDex hereby grants to Sage an exclusive, nontransferable (except with respect to the assignment provision in Section 14.14) license during the Term under CyDex’s rights in and to the Captisol Data Package, solely to research, develop, make, have made, import, use, offer for sale and sell the Licensed Product in the Territory in and for the Field. Notwithstanding the foregoing, to the extent that any contents of the Captisol Data Package are licensed to CyDex or its Affiliates by a Third Party on a non-exclusive basis, the license granted to Sage in the foregoing sentence shall be exclusive as to CyDex but non-exclusive as to such Third Party and other persons whose rights derive from such Third Party. Sage may not sublicense its rights to the Captisol Data Package, except as expressly set forth in Section 2.3 and Section 2.4 below.

(b) Probe Study Licenses.

(i) Licensed Patents. Subject to the terms and conditions of this Agreement, CyDex hereby grants to Sage a non-exclusive, nontransferable (except as provided in Section 14.14) license during the Term under the Licensed Patents, solely to research, develop, make, have made, import and use the Probe Study Product in the Territory in and for the Probe Studies. Sage may not sublicense the Licensed Patents, except as expressly set forth in Section 2.3 and Section 2.4 below.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

(ii) Know-How License. Subject to the terms and conditions of this Agreement, CyDex hereby grants to Sage a non-exclusive, nontransferable (except with respect to the assignment provision in Section 14.14) license during the Term under CyDex’s rights in and to the Captisol Data Package, solely to research, develop, make, have made, import and use the Probe Study Product in the Territory in and for the Probe Studies. Sage may not sublicense its rights to the Captisol Data Package, except as expressly set forth in Section 2.3 and Section 2.4 below.

(iii) Development and Commercialization License. Sage shall notify CyDex if Sage wishes subsequent to a Probe Study to further develop a Probe Study Product for any Probe Condition for potential commercialization, in which event the parties shall negotiate in good faith a license agreement with commercially reasonable terms for a license of appropriate scope.

(c) Scope of Licenses. CyDex grants no licenses or rights to use other than as expressly set forth herein. Unless otherwise provided in this Agreement, CyDex grants no rights to Sage to manufacture, import, sell or offer for sale bulk Captisol. Sage acknowledges that not all rights of CyDex related to the manufacture of Captisol are included within the rights licensed hereunder, given that CyDex shall supply Sage’s requirements of Captisol for the Licensed Product. Sage shall not attempt to reverse engineer, deconstruct or in any way determine the structure or composition of Captisol except as and to the extent reasonably required to determine an optimal formulation of the Licensed Product or Probe Study Product, and such structure and composition (as and if so determined) shall be considered Confidential Information of CyDex. Sage acknowledges and agrees that (i) CyDex shall not be required to obtain or maintain patent rights for the Licensed Patents, (ii) except as expressly provided herein, CyDex shall not be restricted in making sales of Captisol or licensing rights to other parties, and (iii) CyDex does not warrant or indemnify Licensee or its Affiliates and Sublicensees against the Licensed Product infringing third party rights.

(d) Non-Suit. During the term of this Agreement, neither CyDex nor any of its Affiliates shall sue or threaten to sue, or take any similar action against, or aid, abet or enable any third party to sue, threaten to sue or take any similar action against. Sage, or any Sublicensees, or any of their respective Affiliates, or any customers or end-users of any Licensed Products, or any users of any Probe Study Product, claiming that the manufacture, use, sale, offer for sale or importation of any Licensed Product, or the manufacture, use or importation of any Probe Study Product, infringes any patents or patent applications owned, licensed, sublicensed or otherwise controlled by, now or in the future, CyDex or any of its Affiliates.

(e) Negative Covenant. During the term of this Agreement, CyDex and its Affiliates shall not grant any rights to any Third Party that conflict with the exclusive rights granted herein to Sage or that conflict with or otherwise impair Sage’s ability to conduct the activities described herein; provided, that, if CyDex negotiates toward and/or enters into a further agreement with a party to a Pre-Existing Agreement as expressly contemplated by such Pre-Existing Agreement (for example, upon the exercise by such party of an option granted in a Pre-Existing Agreement), such negotiation and/or agreement shall not be deemed to impermissibly conflict with the exclusive rights granted herein to Sage or to impermissibly conflict with or otherwise impair Sage’s ability to conduct the activities described herein and such further

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

agreement shall, from and after the date of execution and delivery, constitute a “Pre-Existing Agreement” for purposes of the definition of “Probe Condition” herein; provided further that CyDex shall provide notice to Sage of the terms and conditions included in any such further agreement prior to executing same, Without limiting the generality of the foregoing, in the event that CyDex or any of its Affiliates become aware that a Third Party is (other than as permitted by a Pre-Existing Agreement) conducting research, development or commercial activities using the Compound with Captisol, then CyDex shall take all reasonable measures to cease the supply of Captisol to such Third Party and to any other Third Party that is determined to be supplying Captisol to such Third Party. Sage hereby acknowledges that CyDex’s performance of its obligations under any Pre-Existing Agreement, and the exercise by a Third Party of its rights under any Pre-Existing Agreement, are hereby deemed not to be a breach by CyDex or any of its Affiliates of this Section 2.1(e).

(f) Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by CyDex to Sage are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that Sage, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

2.2 Grant of License from Sage to CyDex. Sage hereby grants to CyDex a nonexclusive, transferable, perpetual, worldwide and royalty-free license, with the right to gran’ sublicenses (through multiple tiers of sublicensees), under Sage’s and its Affiliates’ rights in and to Captisol Improvements to develop, make, have made, use, market, distribute, import, sell and offer for sale Captisol, any Captisol Improvement and products formulated with Captisol or any Captisol Improvement (in each case, other than the Compound, the Licensed Product and any other compound that is a “Compound” under any other Commercial License Agreement entered into by and between Sage and CyDex and any other product that is a “Licensed Product” under any other Commercial License Agreement entered into by and between Sage and CyDex). If during the Term any of (a) Sage, (b) Affiliates to whom Sage has provided rights under the licenses granted to Sage by CyDex pursuant to Section 2.1, or (c) Sublicensees pursuant to the practice of their respective sublicenses from Sage under Section 2.3, tile any patent application claiming Captisol anywhere in the world, CyDex shall be deemed automatically to have a nonexclusive, transferable, perpetual, worldwide and royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensees), under the claims relating specifically to Captisol to make, have made, use, market, distribute, import, sell, and offer for sale Captisol and all products formulated with Captisol (in each case, other than the Compound, the Licensed Product and any other compound that is a “Compound” under any other Commercial License Agreement entered into by and between Sage and CyDex and any other product that is a “Licensed Product” under any other Commercial License Agreement entered into by and between Sage and CyDex). Sage shall provide prompt notice of any Captisol Improvement, and shall notify and consult with CyDex at least 30 days before the filing of any patent application claiming Captisol or any Captisol Improvement. Sage grants no licenses or rights to use other than as expressly set forth herein.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

All rights and licenses granted under or pursuant to this Agreement by Sage to CyDex are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that CyDex, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

2.3 Sublicensing. Sage shall have the right to grant sublicenses to any Third Party (collectively “Sublicensees”) under the licenses granted to Sage pursuant to Section 2.1; provided that Sage warrants and shall procure, as a condition precedent thereto, that each such Sublicensee shall first be advised of the restrictions set forth in this Agreement with respect to the transfer of the rights sublicensed to such Sublicensee and such Sublicensee shall enter into an agreement (in a form reasonably satisfactory to CyDex, with CyDex named as an intended third-party beneficiary) with Sage pursuant to which such Sublicensee shall acknowledge and agree to observe and be bound by the applicable restrictions set forth in this Agreement. Other than as specifically provided in this Section 2.3 and Section 2.4, Sage shall not have the right to grant sublicenses to any third party under the licenses granted pursuant to Section 2.1. Sage shall ensure that all of its Sublicensees will comply with the terms and conditions of this Agreement and shall remain fully responsible for the compliance by such Sublicensees with the terms and conditions of this Agreement as if such Sublicensees were Sage hereunder.

2.4 Contracting. Sage may manufacture the Licensed Product or the Probe Study Product (but not the bulk Captisol) or contract the manufacture of the Licensed Product or the Probe Study Product (but not the manufacture of bulk Captisol) with reputable FDA-inspected third party manufacturers (each a “Contract Manufacturer”) upon notification to CyDex in writing of Sage’s intent to do so (such notice to include the identity and location of the proposed Contract Manufacturers). To the extent necessary to engage a Contract Manufacturer tor the Licensed Product or the Probe Study Product, Sage shall be permitted under this Agreement to grant any such Contract Manufacturer a sublicense under the licenses granted to Sage pursuant to Section 2.1 solely for such purposes; provided that Sage warrants and shall procure, as a condition precedent thereto, that (a) any such Contract Manufacturer shall first be advised of the restrictions set forth in this Agreement with respect to the transfer of the rights licensed to Sage mid its Sublicensees hereunder and (b) any such Contract Manufacturer shall enter into an agreement (in a form reasonably satisfactory to CyDex, with CyDex named as an intended third-party beneficiary) with Sage pursuant to which such Contract Manufacturer shall acknowledge and agree to observe and be bound by the applicable restrictions set forth in this Agreement. Sage shall ensure that all of its Contract Manufacturers will comply with the terms and conditions of this Agreement and shall remain fully responsible for the compliance by such Contract Manufacturers with the terms and conditions of this Agreement as if such Contract Manufacturers were Sage hereunder.

2.5 Technology Transfer. CyDex shall, for a period of one year after the Old Agreement Effective Date, make its personnel available to Sage and its Contract Manufacturers to respond to informational inquiries and provide technical assistance related to the Captisol Data Package. Sage shall compensate CyDex at the rate of $150 per hour for the time of CyDex personnel incurred to provide such services. Such technology transfer shall not include information related to the manufacture of bulk Captisol.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

2.6 Negative Covenant by CyDex. During the Term of this Agreement, CyDex and its Affiliates shall not develop or commercialize any pharmaceutical composition comprising the Compound in and for the Field, and shall not in any way assist any Third Party in developing or commercializing any pharmaceutical composition comprising the Compound (including without limitation by granting any license or similar rights under intellectual property) in and for the Field.

3. MANUFACTURE AND SUPPLY OF CAPTISOL.

The provisions of the Supply Agreement and any related quality agreement shall govern the manufacture and supply of Captisol for use in the formulation of the Licensed Product or Probe Study Product, and nothing in the Supply Agreement (including Section 2.2 thereof) shall limit Sage’s right to use Probe Study Product in accordance with the terms of this Agreement.

4. COMPENSATION.

4.1 Payments and Royalties for Licenses.

(a) One-Time Fees.

(i) Upon the exercise of its option under the License Agreement to enter into the Old Agreement and the Supply Agreement, Sage has paid to CyDex a nonrefundable, one-time option exercise fee. Receipt of such fee is hereby acknowledged.

(ii) In consideration of CyDex entering into this Agreement, Sage agrees to pay to CyDex $[…***…] by wire transfer on the Effective Date.

(b) Milestone Payments. Within ten (10) days following the occurrence of each of the milestone events listed below with respect to the Licensed Product, Sage shall provide written notice to CyDex of the achievement of such milestone event, and within twenty (20) days of the occurrence of each of the milestone events, pay to CyDex the applicable nonrefundable milestone fee listed next to each such event in further consideration of the rights granted Sage hereunder. The milestone payments (each payable only one time per Field regardless of the number of times achieved by the Licensed Product for the applicable Field; for the avoidance of doubt, if the same Licensed Product achieves one or more given milestones for both the Epilepticus Field and the TBI Field, then the milestone payment for that event must be paid twice) are as follows. If any such milestone is achieved before all prior sequential milestones have been actually achieved, then any and all prior sequential milestones which were not previously actually achieved shall be deemed to have thereby been achieved, and the milestone payments for such deemed-achieved milestones shall also be payable within such twenty (20) days.

	MILESTONE	MILESTONE PAYMENT
(i)	[…***…]	$[…***…]
(ii)	[…***…]	$[…***…]
(in)	[…***…]	$[…***…]
(iv)	[…***…]	$[…***…]

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(c) Royalties. In addition to amounts payable pursuant to Sections 4.1(a) and 4.1(b) above, Sage shall make royalty payments to CyDex on a calendar quarterly basis, in amounts equal to […***…]% times the Net Sales during such quarter arising from the sale of Licensed Products in the Territory in the Field during the Term. All royalties payable to CyDex pursuant to this Section 4.1(c) shall be due and payable within 60 days after the conclusion of each calendar quarter.

All royalties payable to CyDex pursuant to this Section 4.1(c) shall be due and payable within 60 days after the conclusion of each calendar quarter. For avoidance of doubt, Net Sales under any other agreements entered into pursuant between the parties shall not be accumulated with Net Sales under this Commercial License Agreement for any purposes under this Agreement.

Following the expiration of the last to expire Valid Claim within the Licensed Patents Covering the manufacture, use, sale or importation of a Licensed Product in or into a given country of the Territory, Sage shall have the right to reduce by […***…]% the royalty payments which would otherwise thereafter be owed pursuant to the first paragraph of this Section 4.1(c) with respect to Net Sales arising from the sale of Licensed Product in such country.

For avoidance of doubt, the parties confirm that if different royalty rates could apply to Net Sales of a particular unit of Licensed Product (e.g., manufactured in Country A but sold in Country B, and different royalty rates are then applicable to Country A than to Country B), the higher of the royalty rates shall apply to such unit of Licensed Product.

In establishing the royalty structure hereunder, the parties recognize, and Sage acknowledges, the substantial value of the various obligations being undertaken by CyDex under this Agreement, in addition to the grant of the licenses under the Captisol Data Package as well as under the Licensed Patents, to enable the rapid and effective market introduction of the Licensed Product. The parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate CyDex for these obligations.

(d) Probe Study Milestone Payment. Within ten (10) days following a new IND submission for a Probe Study or the first submission of an amendment to an existing/open 1ND for a Probe Study, Sage shall provide written notice to CyDex of the achievement of such milestone event, and within twenty (20) days after the occurrence of such milestone event, pay to CyDex $[…***…]. Such milestone payment shall be payable only one time; provided that it is not achieved more than five (5) times by a Probe Study Product; and provided that no more than five (5) Probe Studies are performed.

4.2 Currency. All amounts due hereunder are stated in, and shall be paid in, U.S. dollars, Net Sales based on foreign revenue will be converted to U.S. dollars at the rate of exchange published in The Wall Street Journal, Eastern U.S. Edition on the last day of each calendar quarter (or the last previous publication date if such day is not a publication date). Sage shall provide CyDex, together with each royalty payment owed pursuant to Section 4.1(c) above, a schedule detailing the calculation of Net Sales resulting from the conversion of foreign revenue to U.S. dollars as set forth herein.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

4.3 Taxes. All amounts due hereunder exclude all applicable sales, use, and other taxes, and Sage will be responsible for payment of all such taxes (other than taxes based on CyDex’s income), fees, duties, and charges, and any related penalties and interest, arising from the payment of amounts due under this Agreement or the sublicense or license, as the case may be, under the Licensed Patents and Captisol Data Package under this Agreement. The parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Sage to CyDex under this Agreement. To the extent Sage is required to withhold taxes on any payment to CyDex, Sage shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to CyDex official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as CyDex may reasonably request, to establish that such taxes have been paid. CyDex shall provide Sage any tax forms that may be reasonably necessary in order for Sage to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, CyDex shall use reasonable efforts to provide any such tax forms to Sage at least 30 days before the due date for any payment for which CyDex desires that Sage apply a reduced withholding rate. Each party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the party bearing such withholding tax or value added tax.

4.4 Late Payments. Payments that are not made when due hereunder shall accrue interest, from due date until paid, at a rate equal to the prime rate, as reported in The Wall Street Journal, Eastern U.S. Edition, on the date such payment is due (or the last previous publication date if such day is not a publication date), plus an additional 200 basis points.

5. RECORDS; REPORTS; AUDIT.

5.1 Records. During the Term and for a period of three years thereafter, Sage shall, and shall require its Affiliates and Sublicensees to, maintain accurate records relating to clinical study subject enrollment for Studies of the Licensed Product and Net Sales of the Licensed Product.

5.2 Reports.

(a) Quarterly Reports. Within 30 calendar days following the conclusion of each calendar quarter during the Term, Sage shall provide CyDex with written reports with respect to such calendar quarter (with a monthly breakdown) that describe in reasonable detail Sage’s progress made toward achievement of the milestones specified in Section 4.1(h) above during such calendar quarter, including without limitation Sage’s then-current best estimate for the dates to achieve such milestones and the number of human subjects enrolled during such calendar quarter in a clinical study conducted by or on behalf of Sage, its Affiliates and Sublicensees to support Marketing Approval for the Licensed Product and that received Licensed Product during such calendar quarter. Within 60 calendar days following the conclusion of each calendar quarter during the Term, Sage shall provide CyDex with a written report with respect to such calendar quarter (with a monthly breakdown) that sets forth in reasonable detail complete and accurate records of Sage’s, its Affiliates’ and Sublicensees’ Net Sales of the Licensed Product during such calendar quarter.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

(b) Annual Reports. Annually, by February 1st of each calendar year during the Term, Sage shall provide CyDex with written reports that: (i) update CyDex regarding development and commercial activities with respect to the Licensed Product, (ii) describe in reasonable detail Sage’s progress made toward achievement of the milestones specified in Section 4.1(b) above during the preceding calendar year; (iii) summarize in reasonable detail Sage’s communications and meetings involving the FDA related to Captisol as used in the Licensed Product during the preceding calendar year; (iv) detail Sage’s anticipated preclinical and clinical use of Captisol in the Licensed Product for the then-current calendar year; (v) provide CyDex with Sage’s non-binding, reasonable, estimated rolling projection for sales of the Licensed Product, in terms of volume quantities and Net Sales values, for the then-current and the next two succeeding calendar years; and (vi) set forth such other information regarding Captisol as mutually agreed upon by the parties.

5.3 Audit. Upon reasonable prior notice, such Section 5.1 records shall be available during regular business hours for examination and audit at the expense of CyDex, and not more often than once each calendar year, by an independent certified public accountant selected by CyDex and reasonably acceptable to Sage, for the sole purpose of verifying the accuracy of the financial reports furnished by Sage pursuant to this Agreement. Any amounts shown to be owed but unpaid shall be paid within 30 days from the accountant’s report from the original due date, plus interest accrued thereon (from the applicable original due date) at the rate set forth in Section 4.4 above. Any amounts shown to have been overpaid shall be refunded within 30 days CyDex shall bear the full cost of such audit unless such audit discloses failure by Sage to pay any applicable milestone payment due or an underpayment by Sage of more than 5% of the amount due or any other material inaccuracies in a Sage report, in which case Sage shall bear the full cost of such audit, plus (as in all eases of underpayment) the underpayment amount and interest at the rate set forth in Section 4.4 above. All information learned in the course of any audit or inspection under this Section 5.3 shall be deemed to be Confidential Information of Sage, subject to the terms and provisions of Section 8 below, except to the extent necessary for CyDex to enforce its rights under this Agreement.

6. DEVELOPMENT AND COMMERCIALIZATION BY SAGE.

6.1 Diligence. Sage shall (i) use at least Commercially Reasonable Efforts, and shall further require its Affiliates and Sublicensees to use at least Commercially Reasonable Efforts, to develop the Licensed Product, to seek Regulatory Approval of the Licensed Product in all countries and regions where it is commercially reasonable to so seek, and to commercialize the Licensed Product in each respective country and region following Regulatory Approval of the Licensed Product in such respective country/region, and (ii) comply with the requirements set forth in Exhibit D hereto. If Sage is unable to comply with the requirements set forth in Exhibit D hereto due to unanticipated events or changed circumstances that are beyond the reasonable control of Sage, including, for example, delays caused by changes to the development plan that are required in the exercise of sound scientific or commercial judgment due to new information regarding the development of product candidates or changes to the applicable regulatory requirements, then the Parties shall meet and make reasonable extensions to the

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

deadlines provided on Exhibit D. For clarity, Sage may meet the requirements of this Section 6.1 through its activities with respect to the Licensed Product in just one of the Fields. In the event that Sage fails to meet the requirements of this Section 6.1, CyDex shall have the right to terminate this Agreement pursuant to Section 13.2 hereof

6.2 Costs and Expenses. Other than those specified in this Agreement, Sage shall be solely responsible for all costs and expenses related to its development and commercialization of the Licensed Product and its development of the Probe Study Product, including without limitation, all Sage’s costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to the Licensed Product or the Probe Study Product.

6.3 In Vivo Studies. If Sage wishes to conduct any in vivo study ([…***…], each a “Study”) […***…], then Sage shall notify CyDex of any such Study and of the protocol therefor in writing at least […***…] days before commencing such Study, and the following provisions shall apply:

(a) Dosing. Sage shall not exceed the dosing matrix levels of Captisol indicated by Exhibit E hereto without the written consent of CyDex.

(b) Review of Protocol. […***…]. Sage shall give due consideration and reasonably incorporate any input that CyDex provides regarding such protocol to the extent it pertains solely to the use and administration of Captisol. The contents of each such protocol shall be deemed to be Confidential Information of Sage, subject to the terms and provisions of Section 8 below.

(c) Compliance with Laws. Sage represents and warrants that each Study will be performed in accordance with all applicable laws, regulations and requirements. Sage will provide or cause to be provided all appropriate warnings to participants enrolled in each Study and obtain or cause to be obtained appropriate documentation of informed consent from all participants in each such Study.

(d) Adverse Events. Sage agrees to immediately inform CyDex if any adverse effects are observed and ascribed to Captisol in any Study in accordance with Section 7.3 hereof if applicable and in a reasonable and prompt manner if Section 7.3 hereof is not applicable. To accurately track adverse events and preserve the validity of each Study, […***…].

(e) Reporting and Study Data. Sage agrees to provide CyDex with copies of the final and full reports of all Studies conducted under this Section 6.3, promptly upon completion thereof, and Sage hereby grants to CyDex a non-exclusive, royalty-free license (with the right to sublicense) to use and disclose such data as required by applicable law to […***…].

(f) Review of Regulatory Filings and Publications. At least 14 days before a submission of any proposed written publication material or regulatory submission (which shall be subject to the restrictions of Section 8 hereof). Sage shall provide to CyDex for CyDex’s review and comment a copy of any proposed written publication, material or regulatory submission reporting results of a Study where such publication material refers to […***…]. Sage shall give due consideration and reasonably incorporate any input that CyDex provides regarding […***…].

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

6.4 Right of Reference. Sage shall have the right to reference the […***…] in connection with obtaining Regulatory Approval for the Licensed Product.

6.5 Access to Sage’s Data. […***…], its Sublicensees or Affiliates as required by applicable laws relating to adverse event reporting and/or in connection with development and commercialization of Captisol or for fulfilling its obligations under this Agreement, all at no cost to CyDex. […***…].

7. REGULATORY MATTERS.

7.1 Captisol Information Submitted for Regulatory Review. Except as otherwise set forth herein. Sage shall be solely responsible for all communications with regulatory agencies in connection with the Licensed Product or with respect to Sage’s activities in connection with the Probe Study Product. Sage shall provide CyDex with copies of the portions of all regulatory submissions containing Captisol data alone (and not in conjunction with any product formulation) 60 days before submission and shall allow CyDex to review and comment upon said submissions. The contents of each such submission shall be deemed to be Confidential Information of Sage, subject to the terms and provisions of Section 8 below. Sage shall promptly inform CyDex of meetings with the FDA (or other regulatory agencies in the Territory) regarding the Licensed Product. If Sage submits written responses to the FDA that include data on Captisol alone, CyDex shall be permitted to review such written materials before submission. If CyDex reasonably objects to the contents of such written responses relating to Captisol, the parties agree to cooperate in working toward a reasonable and mutually agreeable response, provided that Sage shall be entitled to in good faith and with full regard for CyDex’s interests and concerns make the final determination as to the contents of any such materials.

7.2 Material Safety. CyDex shall provide Sage, in writing, from time to time, with (a) relevant material information currently known to it regarding handling precautions, toxicity and hazards with respect to Captisol, and (b) the then-current material safety data sheet for Captisol. CyDex warrants that all such information shall to CyDex’s knowledge be complete and accurate. Notwithstanding the foregoing or anything in this Agreement to the contrary, with respect to any information that is provided in accordance with this Agreement by CyDex, Sage is solely responsible for (i) use of such documentation, including without limitation, use in any regulatory submission to the FDA or any other regulatory agency, (ii) document control and retention, and (iii) determining the suitability of any such documentation for use in any regulatory submission.

7.3 Adverse Event Reporting. Sage shall adhere, and shall require that its Affiliates, Sublicensees, co-marketers and distributors adhere, to all requirements of applicable law and regulations that relate to the reporting and investigation of any adverse event, including without limitation an unfavorable and unintended diagnosis, symptom, sign (including an abnormal laboratory finding), syndrome or disease, whether or not considered Captisol. Probe Study Product-related or Licensed Product-related, which occurs or worsens following administration of Captisol, Probe Study Product or Licensed Product. Sage shall provide CyDex with copies of

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

all reports of any such adverse event which is serious (any such adverse event involving Captisol, the Probe Study Product or the Licensed Product that results in death, is life-threatening, requires or prolongs inpatient hospitalization, results in disability, congenital anomaly or is medically important (i.e., may require other medical or surgical intervention to prevent other serious criteria from occurring)) which Sage has reason to believe are associated with Captisol within 10 business days following (i) Sage’s submission of any such report to any regulatory agency, or (ii) receipt from Sage’s Sublicensee, co-marketer or distributor of any such report to any regulatory agency. Sage shall also advise CyDex regarding any proposed labeling or registration dossier changes affecting Captisol. Reports from Sage shall be delivered to the attention of Chief Scientific Officer, CyDex, with a copy to General Counsel, Ligand, at the address set forth in Section 14.7. The parties shall mutually cooperate with regard to investigation of any such serious adverse event, whether experienced by Sage, CyDex or any other Affiliate, Sublicensee, co-marketer or distributor of CyDex or Sage.

7.4 Product Recalls. If any Captisol should be alleged or proven not to meet the Specifications, Sage shall notify CyDex immediately, and both parties shall cooperate fully regarding the investigation and disposition of any such matter. In the event of a dispute arises between the parties as to whether or not Captisol purchased by Sage meets the Specifications, such dispute shall be immediately resolved by submitting it to an independent quality control laboratory mutually agreed upon by the parties. The findings of such independent laboratory shall be binding upon the parties. The cost of the independent quality control laboratory shall be borne by the party whose results are shown by such laboratory to have been incorrect. If (i) Sage and CyDex agree in writing that it is appropriate to recall any Licensed Product, or (ii) the FDA requires the recall of any Licensed Product, and in either case, to the extent that such recall is due to issues relating to Captisol, then CyDex agrees, upon substantiation thereof, to bear a proportionate share (based on the extent to which the recall was caused by issues relating to Captisol) of the reasonable direct costs associated with said recall, including a proportionate share of the actual cost of conducting the recall in accordance with the recall guidelines of the applicable governmental authority, including without limitation, a proportionate share of the cost of the Licensed Product subject to the recall. Sage shall in all events be responsible for conducting any such recalls with respect to the Licensed Product and shall maintain records of all sales of Licensed Product and customers sufficient to adequately administer any such recall, for a period of five years after termination of this Agreement.

8. CONFIDENTIALITY.

8.1 Definition. Sage and CyDex each recognizes that, during the Term or the term of the Old Agreement, it may be (or was) necessary for a party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to the other party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such party. The disclosure and use of Confidential Information will be governed by the provisions of this Section 8. Neither Sage nor CyDex shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information disclosed by the Disclosing Party to the Receiving Party, whether under this Agreement or the Old Agreement, and which is obviously Confidential Information, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally is declared to be confidential by the Disclosing Party

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

and confirmed in a writing delivered to the Receiving Party within 30 days of such disclosure, including but not limited to product specifications, data, know-how, formulations, product concepts, sample materials, business and technical information, financial data, batch records, trade secrets, processes, techniques, algorithms, programs, designs, drawings, and any other information related to a party’s present or future products, sales, suppliers, customers, employees, investors or business. Without limiting the generality of the foregoing, CyDex’s Confidential Information includes all materials provided as part of the Captisol Data Package, and Sage’s Confidential Information includes Sage Patents and Sage Know-How.

8.2 Obligation. CyDex and Sage agree that they will disclose the other’s Confidential Information to its (or its respective parent’s) own officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Neither party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent, and any such disclosure to a Third Party shall be pursuant to the terms of a non-disclosure agreement no less restrictive than this Section 8. The party which disclosed Confidential Information of the other to any Third Party shall be responsible and liable for any disclosure or use by such Third Party (or its discloses) which would have violated this Agreement if committed by the party itself. Neither party shall use Confidential Information of the other except as expressly allowed by and for the purposes of this Agreement. Each party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information {but in no event less than a reasonable standard of care). Unless otherwise specified in this Agreement and subject to terms and conditions in this Agreement, if so requested by the other party a party shall promptly return all relevant records and materials in its possession or control containing or embodying the other party’s Confidential Information (including all copies and extracts of documents); provided, however, that each party may retain one archival copy (and such electronic copies that exist as part of the party’s computer systems, network storage systems and electronic backup systems) of such records and materials solely to be able to monitor its obligations that survive under this Agreement,

8.3 Exceptions. The use and non-disclosure obligations set forth in this Section 8 shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by appropriate documentation:

(i) at the rime of disclosure is in the public domain;

(ii) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(iii) is independently developed by Receiving Party personnel with no reference or access to the Confidential Information; or

(iv) is made available to the Receiving Party by an independent third party without obligation of confidentiality, provided, however, that to the Receiving Party’s knowledge, such information was not obtained by said third party, directly or indirectly, from the Disclosing Party hereunder.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

In addition, the Receiving Party may disclose information that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the Securities and Exchange Commission, or in the course of litigation; provided that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

8.4 Injunction. Each party agrees that should it breach or threaten to breach any provisions of this Section 8, the Disclosing Party will suffer irreparable damages and its remedy at law will be inadequate. Upon any breach or threatened breach by the Receiving Party of this Section 8, the Disclosing Party shall be entitled to seek temporary, preliminary and/or permanent injunctive relief in addition to any other remedy which it may have, without need to post any bond or security, in addition to any and all other legal and equitable rights and remedies available to the Disclosing Party.

8.5 Third Party Information. The parties acknowledge that the defined term “Confidential Information” shall include not only a disclosing party’s own Confidential information but also Confidential Information of a Third Party which is in the possession of a disclosing party.

Sage acknowledges that CyDex’s Confidential Information includes information developed by Pfizer that is confidential to both CyDex and Pfizer. In so far as Confidential Information of Pfizer is disclosed, Pfizer is a third-party beneficiary of this Section 8 of this Agreement and may enforce it or seek remedies pursuant to it in accordance with its terms.

Sage agrees not to disclose to CyDex any Confidential Information of a Third Party which is in the possession of Sage, unless CyDex has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information. If CyDex refuses to provide such consent, then any obligation of Sage to provide such information to CyDex under this Agreement shall be deemed waived by CyDex.

8.6 Public Announcements. The parties will mutually agree on a press release to be issued upon execution of this Agreement or reasonably soon thereafter. Neither party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written approval of the other party with regard to the form, content, and precise timing of such announcement, except as may be required to be made by either party in order to comply with applicable law, regulations, court orders, or tax, securities filings, financing arrangements, acquisitions, or sublicenses. Such consent shall not be unreasonably withheld or delayed by such other party. Before any such public announcement, the party wishing to make the announcement will submit a draft of the proposed announcement to the other party in sufficient time to enable such other party to consider and comment thereon.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

9. REPRESENTATIONS AND WARRANTIES.

9.1 Mutual Representations and Warranties. Each party represents and warrants to the other (as of the Effective Date) as follows:

(i) it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation;

(ii) it has the power and right to enter into this Agreement and to perform its obligations hereunder;

(iii) this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

(iv) the execution, delivery and performance of this Agreement by such party do not conflict with any agreement, instrument or understanding, oral or written, to which such party is a party or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party;

(v) all consents, approvals and authorizations from all governmental authorities or other third parties required to be obtained by such party in connection with the execution and delivery of this Agreement have been obtained:

(vi) no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such party for any commission, fee or other compensation as a finder or broker because of any act by such party or its agents; and

(vii) it has not entered into any agreement with any third party that is in conflict with the rights granted to the other party pursuant to this Agreement.

9.2 CyDex Representation. CyDex owns all right, title and interest in and to, or in-licenses with the right to sublicense, the Captisol Patents listed on Exhibit A attached hereto.

9.3 Disclaimer. THE WARRANTIES SET FORTH IN THIS SECTION 9 AND IN THE SUPPLY AGREEMENT ARE PROVIDED IN LIEU OF, AND EACH PARTY HEREBY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, CAPTISOL, THE LICENSED PATENTS OR THE CAPTISOL DATA PACKAGE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

10. INDEMNIFICATION.

10.1 By CyDex. CyDex shall defend, indemnify and hold Sage and its Affiliates and Sublicensees, and each of their respective directors, officers, agents and employees, harmless from and against any and all losses, judgments, damages, liabilities, settlements, penalties, fines, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) (collectively “Losses”) incurred by Sage as a result of any claim, demand, action or other proceeding (each, a “Claim”) by a Third Party, to the extent such Losses arise out of: (a) the manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of Captisol by CyDex and its Affiliates (including without limitation, the sale of Captisol by CyDex to Sage under the Supply Agreement); (b) infringement of any person’s intellectual property rights in Captisol per se; (c) CyDex’s breach of this Agreement, including without limitation any of its representations and warranties set forth in Section 9.1, and (d) CyDex’s negligence or misconduct.

10.2 By Sage. Sage shall defend, indemnify and hold CyDex and its Affiliates, and each of their respective directors, officers, agents and employees, harmless from and against any and all Losses incurred by CyDex as a result of any Claim by a Third Party, to the extent such Losses arise out of: (a) the manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of the Licensed Product by Sage, its Affiliates and Sublicensees, or the manufacture, use, handling, distribution or importation of the Probe Study Product by Sage, its Affiliates and Sublicensees; (b) any acts or omissions by Sage in connection with pre-clinical studies and clinical studies of actual or potential Licensed Products or Probe Study Products; (c) infringement of any person’s intellectual property rights in connection with the subject matter of this Agreement (other than intellectual property rights in Captisol per se); (d) Sage’s breach of this Agreement, including without limitation any of its representations and warranties set forth in Section 9.1 and (e) Sage’s negligence or misconduct.

10.3 Expenses. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 10 shall also be reimbursed by the indemnifying Party.

10.4 Procedure.

(a) The person intending to claim indemnification under this Section 10 (an “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification, and a reasonable explanation of the basis for the Claim and the amount of alleged Losses to the extent of the facts then known by the Indemnified Party. (Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency.) The Indemnifying Party shall assume the defense thereof whether or not such Claim is rightfully brought; provided, however, that if the Indemnifying Party assumes the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the sole cost and expense of the Indemnified Party unless the Indemnifying Party consents to the retention of such

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them. And provided further that, if the Indemnifying Party shall fail to assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(b) The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the lights of any Person by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(c) Regardless of who controls the defense, the other party hereto shall reasonably cooperate m the defense as may be requested. Without limitation, the Indemnified Party, and its directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

11. LIMITATION OF LIABILITY.

EXCEPT FOR DAMAGES FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 ABOVE, EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KFND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCT OR USE (PURSUANT TO OR IN CONNECTION WITH THE RIGHTS GRANTED UNDER THIS AGREEMENT) OF THE LICENSED PATENTS AND CAPTISOL DATA PACKAGE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO THE INDEMNIFICATION SPECIFICALLY PROVIDED IN Section 10 ABOVE, IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCT OR PROBE STUDY PRODUCT OR USE OF THE LICENSED PATENTS AND CAPTISOL DATA PACKAGE PURSUANT TO OR IN CONNECTION

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

WITH THE RIGHTS GRANTED UNDER THIS AGREEMENT EXCEED THE GREATER OF (I) $250,000 AND (II) THE TOTAL AMOUNTS ACTUALLY PAID UNDER THIS AGREEMENT BY SAGE TO CYDEX AS OF THE DATE SUCH CLAIM ARISES, PROVIDED, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT CYDEX’S RIGHT TO TAKE ACTION TO ENFORCE THIS COMMERCIAL LICENSE AGREEMENT TO COLLECT AMOUNTS THAT ARE PROPERLY DUE AND OWING UNDER ARTICLE 4 HEREOF, NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN TWO YEARS AFTER SUCH PARTY HAS KNOWLEDGE OF THE LEGAL AND FACTUAL BASIS EOR SUCH CAUSE OF ACTION OR AFTER EXPIRATION OF THE APPLICABLE STATUTORY LIMITATIONS PERIOD, WHICHEVER IS SOONER. FOR AVOIDANCE OF DOUBT, THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS WITH RESPECT TO ANY LIABILITY THAT MAY ACCRUE UNDER THE LICENSE AGREEMENT, ANY COMMERCIAL LICENSE AGREEMENT (OTHER THAN THIS AGREEMENT) OR ANY SUPPLY AGREEMENT OR IN CONNECTION WITH ACTIVITIES CONDUCTED PURSUANT TO OR CONTEMPI ATFD BY ANY SUCH AGREEMENTS SHALL BE DETERMINED PURSUANT TO THE TERMS OF THOSE AGREEMENTS AND NOT BY THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

12. MANAGEMENT OF LICENSED PATENTS.

12.1 Prosecution and Maintenance.

(a) CyDex Patents. CyDex shall maintain, at its sole cost and expense and using reasonable discretion, the Captisol Patents. CyDex shall have the sole right to control the prosecution and maintenance of patent applications and the selection of countries where patent applications arc tiled related to the Captisol Patents. CyDex agrees that, during the Term, it will use Commercially Reasonable Efforts to prosecute, obtain and maintain the Captisol Patents in the United States, China, Japan and the European Union. In the event that CyDex decides not to prosecute and maintain the Captisol Patents in a country or countries which is not a major market, CyDex shall provide not less than 30 days prior written notice of such decision, and Sage shall have the option to take over the prosecution and maintenance in such country or countries.

(b) Licensed Product Patents. Sage shall have the right to maintain, at its sole cost and expense and using reasonable discretion, the Licensed Product Patents. Sage shall have the sole right to control the prosecution and maintenance of patent applications and the selection of countries where patent applications are filed related to the Licensed Product Patents, provided that CyDex shall be provided with the right and opportunity to give comments and recommendations as to the overall strategy regarding the filing, prosecution and maintenance of the Licensed Product Patents. In the event that Sage decides not to prosecute and maintain the Licensed Product Patents in a country or countries, Sage shall provide not less than 30 days prior written notice of such decision, and CyDex shall have the option to take over the prosecution and maintenance in such country or countries.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

(c) Sage Patents and Sage Know-How. Sage shall be the sole and exclusive owner of Sage Patents and Sage Know-How. Sage, at its own cost and expense, shall be solely responsible for prosecuting and maintaining Sage Patents.

12.2 Infringement of Captisol Patents by Third Parties.

(a) If Sage becomes aware that a third party may be infringing a Captisol Patent, it will promptly notify CyDex in writing, providing all information available to Sage regarding the potential infringement. CyDex shall take whatever, if any, action it deems appropriate, in its sole discretion, against the alleged infringer. If CyDex elects to take action, Sage shall, at CyDex’s request and expense, cooperate and shall cause its employees and advisers to cooperate with CyDex in taking any such action, including but not limited to, cooperating with the prosecution of any infringement suit by CyDex related to a Captisol Patent. Sage shall not take any such action against the alleged infringer related to a Captisol Patent without the written consent of CyDex.

(b) If Sage becomes aware that a third party may be infringing a Licensed Product Patent, it will promptly notify CyDex in writing, providing all information available to Sage regarding the potential infringement. Sage shall take whatever, if any, action it deems appropriate, in its sole discretion, against the alleged infringer if such infringement affects any of Sage’s rights with respect to a Licensed Product. If Sage elects to take action, CyDex shall, at Sage’s request and expense, cooperate and shall cause its employees and advisers to cooperate with Sage in taking any such action, including but not limited to, cooperating with the prosecution of any infringement suit by Sage related to a Licensed Product Patent. CyDex shall not take any such action against the alleged infringer related to a Licensed Product Patent without the written consent of Sage.

13. TERM AND TERMINATION.

13.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect unless and until terminated as set forth herein. Upon the expiration or termination of the Term, this Agreement, and the rights, licenses and obligations granted hereunder, shall terminate, subject only to Section 13.5.

13.2 Termination for Breach.

(a) Notice. If either party believes that the other is in material breach of this Agreement, then the party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other party (the “Notified Party”). The Notified Party shall have […***…] days to cure such breach to the extent involving non-payment of amounts due hereunder, and […***…] days to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such […***…] day period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event in excess of an additional […***…] day period. Following delivery of such a plan, the Notified Party shall diligently carry out the plan and cure the breach and the cues period shall be extended by the time period provided in such plan but in no event to exceed […***…] days from the date of any initial breach notice delivered under this Section 13.2.

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(b) Failure to Cure. If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 13.2, then the Non-breaching Party may terminate this Agreement upon written notice to the Notified Party.

13.3 Sage Right to Terminate. Sage shall have the right to terminate this Agreement, without cause, on 180 days’ prior written notice to CyDex.

13.4 Termination of the Supply Agreement. For clarity, this Agreement shall terminate if the Supply Agreement is terminated.

13.5 Survival. Notwithstanding any other provisions of this Agreement, any liability or obligation of either party to the other for acts or omissions before the termination of this Agreement shall survive the termination of this Agreement. And, such termination shall not relieve either party from obligations that are expressly indicated to survive termination of this Agreement, nor shall any termination of this Agreement relieve Sage of its obligation to pay CyDex royalties for all Licensed Product sold by Sage, its Affiliates or Sublicensees before the effective date of such termination. Sections 2.2 (Grant of License from Sage to CyDex), 4.1 (Payments and Royalties for Licenses) (to the extent owed but unpaid as of the date of termination of this Agreement), 4.2 (Currency), 4.3 (Taxes), 4.4 (Late Payments), 5 (Records; Reports; Audits), 6.5 (Access to Sage’s Data), 7.3 (Adverse Event Reporting), 7.4 (Product Recalls), 8 (Confidentiality), 9.3 (Disclaimer), 10 (Indemnification), 11 (Limitation of Liability), 13.5 (Survival), and 14 (General Provisions) shall survive termination of this Agreement.

14. GENERAL PROVISIONS.

14.1 Non-Solicitation. During the Evaluation Period (as defined in the License Agreement) and for a period of one year thereafter, neither party shall solicit any employee of the other party to terminate his or her employment with such other party or to breach any other obligation to such other party. This section is not meant to encompass general solicitations such as may be found in newspaper advertisements and the like.

14.2 Relationship of Parties. Each of the parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall have the right to, and each party agrees not to purport to, incur any debts or make any commitments or contracts for the other,

14.3 Compliance with Law. Each of the parties shall comply with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, import/export restrictions, laws, rules and regulations governing product quality and safety and patent, copyright and trade secret protection.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

14.4 Arbitration.

(a) Procedure. Except as otherwise expressly set forth in this Agreement, any and all disputes or controversies arising out of or relating to this Agreement shall be exclusively and finally resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, in Boston, Massachusetts. The arbitration shall be conducted by an arbitrator reasonably knowledgeable about the pharmaceutical industry and acceptable to CyDex and Sage. If CyDex and Sage cannot agree on a single arbitrator within 30 days after a demand for arbitration has been made, CyDex shall appoint an arbitrator, Sage shall appoint an arbitrator, the two arbitrators shall appoint a third arbitrator, and the three arbitrators shall hear and decide the issue in controversy. If either party fails to appoint an arbitrator within 45 days after service of the demand for arbitration, then the arbitrator appointed by the other party shall arbitrate any controversy in accordance with this Section 14.4(a). Except as to the selection of arbitrators, the arbitration proceedings shall be conducted promptly and in accordance with the rules of the American Arbitration Association then in effect. The expenses of any arbitration, including the reasonable attorney fees of the prevailing party, shall be borne by the party deemed to be at fault or on a pro-rata basis should the arbitration conclude in a finding of mutual fault.

(b) Confidentiality of Proceedings. All arbitration proceedings hereunder shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each party’s Confidential Information. Except as required by law, no party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrators) without prior written consent of the other party.

(c) Interim Equitable Relief. Notwithstanding Section 14.4(a), but subject to the limitations set forth in Article 11, each party shall not be precluded from seeking equitable relief (including but not limited to interim injunctive relief) in any court having jurisdiction to protect its interests.

(d) Binding Effect. The provisions of this Section 14.4 shall survive any termination of this Agreement, and shall be severable and binding on the parties hereto, notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal or unenforceable.

14.5 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear all costs and expenses associated with the performance of such party’s obligations under this Agreement.

14.6 Force Majeure. Neither party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of force majeure. For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected party, including but not limited to, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, strike, lockout or other industrial disturbance, sabotage, accident, embargo, breakage of machinery or apparatus, injunction, act of governmental authority, compliance with governmental order or national defense requirements,

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or inability to obtain fuel, power, raw materials, labor or transportation facilities. If, due to any event offeree majeure, either party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected party shall immediately notify the other party of such inability and of the period during which such inability is expected to continue and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

14.7 Notices. Any notice, request, or communication under this Agreement shall be effective only if it is in writing and personally delivered; sent by certified mail, postage pre-paid; facsimile with receipt confirmed; or by nationally recognized overnight courier with signature required, addressed to the parties at the addresses stated below or such other persons and/or addresses as shall be furnished in writing by any party in accordance with this Section 14.7. Unless otherwise provided, all notices shall be sent:

If to CyDex, to:

CyDex Pharmaceuticals, Inc.

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Attention: President

Fax: (858) 550-7272

With a copy to:

General Counsel

Ligand Pharmaceuticals Incorporated

11085 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Fax: (858)550-7272

If to Sage, to:

Sage Therapeutics, Inc.

29 Newbury Street, Suite 301

Boston, MA 02116

Attention: President

Fax: (617) 859-2891

If sent by facsimile transmission, the date of transmission shall be deemed to be the date on which such notice, request or communication was given. If sent by overnight courier, the next business day after the date of deposit with such courier shall be deemed to be the date on which such notice, request or communication was given. If sent by certified mail, the third business day after the date of mailing shall be deemed the date on which such notice, request or communication was given.

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14.8 Use of Name; Publicity. No party shall use the name, trademark, trade name or logo of the other party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other party, except as may be required by law or the rules of NASDAQ. The parties agree that a party may disclose this Agreement’s existence and terms, and material developments or material information generated under this Agreement, in (i) securities filings with the Securities and Exchange Commission (or equivalent foreign agency) to the extent required by law, or (ii) under conditions of confidentiality/nonuse in connection with investment and similar corporate transactions. Notwithstanding the above, once a public announcement has been made, either party shall be free to disclose to third parties any information contained in said public announcement. In the event of a required public announcement, the party making such announcement shall provide the other party with a copy of the proposed text before such announcement sufficiently in advance of the scheduled release of such announcement to afford such other party a reasonable opportunity to review and comment upon the proposed text and the timing of such disclosure.

14.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to any conflicts of law principles that require the application of the law of a different state).

14.10 Entire Agreement; Amendment. The Commercial License Agreement and all Exhibits attached hereto contain the entire agreement of the parties relating to the subject matter hereof and thereof and supersede any and all prior or contemporaneous agreements, written or oral, between CyDex (and/or any of its Affiliates) and Sage (and/or any of its Affiliates) relating to the subject matter hereof and thereof, including, without limitation, the Old Agreement; provided, that (a) any confidentiality/nonuse provisions of any prior agreement (other than the Old Agreement) are not superseded and will remain in effect in addition to the confidentiality/nonuse provisions hereof, (b) the provisions stated to survive termination of the Old Agreement, as set forth in Section 13.5 therein, shall survive, other than Sections 6.3, 8 and 13.3, which are hereby terminated, and Section 4 therein shall survive only with respect to amounts owed but unpaid as of the Effective Date), and (c) the Supply Agreement is not superseded and will remain in effect. This Agreement cannot be amended except by way of an express writing signed by both parties.

14.11 Binding Effect. This Agreement shall be binding upon, and the rights and obligations hereof shall apply to, CyDex and Sage and any successor(s) and permitted assigns. The name of a party appearing herein shall be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

14.12 Waiver. The rights of either party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others. No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by either party unless such waiver is addressed in writing and signed by an authorized representative of that party. The failure of either party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement, or to exercise any option contained in this Agreement, shall not be construed as a waiver or relinquishment for the future of any such term, provision, condition or option or the waiver or relinquishment of any other term, provision, condition or option.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

14.13 Severability. If any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be not affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision). This Agreement shall not be invalidated by any future determination that any or all of the Licensed Patents have expired or been invalidated.

14.14 Assignment, Sage may not assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any third party without the prior written consent of CyDex, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Sage may assign its rights and delegate its obligations under this Agreement to an Affiliate or to a third party successor, whether by way of merger, sale of all or substantially all of its assets, sale of stock or otherwise, without CyDex’s prior written consent. As a condition to any permitted assignment hereunder, the assignor must guarantee the performance of any assignee to the terms and obligations of this Agreement. Any assignment by Sage not in accordance with this Section 14.14 shall be void. CyDex has the right to assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any third party, without any requirement for consent of Sage provided that CyDex also assigns all of its right, title and interest in all assets, including without limitation, intellectual property rights, pertaining to its Captisol business to the same third party contemporaneous with the assignment of this Agreement.

14.15 Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Section 10 hereof, and subject to Section 8.5 hereof, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees. The enforcement of any obligation of CyDex under this Agreement shall only be pursued by Sage or such Indemnified Party, and not Sublicensees.

14.16 Remedies Cumulative. Except as provided in Section 11, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

14.17 Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.18 Interpretation. The language used in this Agreement is die language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

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14.19 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Commercial License Agreement as of the Effective Date.

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Charles Berkman
Name: Charles Berkman
Title: VP and Secretary

SAGE THERAPEUTICS, INC.

By:	/s/ Kimi Iguchi
Name: Kimi Iguchi
Title: CFO

August 21, 2013

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

EXHIBIT A: CAPTISOL PATENTS

[…***…]

[Exhibit continues on next page]

A-1

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EXHIBIT B: LICENSED PRODUCT PATENTS

[…***…]

B-1

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EXHIBIT C: SPECIFICATIONS

[…***…]

C-1

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EXHIBIT D: SPECIFIED DILIGENCE REQUIREMENTS

Sage is required to achieve the following milestones by the following respective deadline dates for Licensed Product:

Milestone	Achievement Date Deadline

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

D-1

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EXHIBIT E: DOSING

Dosing Matrix (Animals)

[…***…]

E-1

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AMENDMENT TO COMMERCIAL LICENSE AGREEMENT

THIS AMENDMENT TO COMMERCIAL LICENSE AGREEMENT (this “Amendment”) is made this 30th day of April, 2014 (the “Amendment Effective Date”) between:

CYDEX PHARMACEUTICALS, INC., a Delaware corporation (“CyDex”); and

SAGE THERAPEUTICS INC., a Delaware corporation (“Sage”).

RECITALS

WHEREAS, CyDex and Sage entered into a Commercial License Agreement (the “Agreement”) as of August 21, 2013;

WHEREAS, CyDex and Sage wish to amend the Agreement in accordance with Section 14.10 thereof, including by deleting the payment of $[…***…] upon the first submission of an IND, or an amendment to an IND, for a Probe Study (as defined in the Agreement prior to the Amendment Effective Date) and, instead, requiring such amount, along with an additional $[…***…], to be paid in consideration of CyDex entering into this Amendment, as set forth below;

NOW, THEREFORE, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS.

1.1 DEFINITIONS. All terms used, but not defined, in this Amendment shall have the meaning set forth in the Agreement.

1.2 AMENDED DEFINITIONS. The following definitions are hereby amended to read as follows:

“Field” means the treatment, diagnosis or prevention of any disease or symptom in humans or animals, including the Epilepticus Field, the TBI Field and each Additional Subfield.

“Pfizer” means Pfizer Inc.

“Probe Study” means the conduct of a human study (excluding any Phase III Study or Pivotal Study) of a Licensed Product in and for an Additional Subfield in fewer than fifty (50) subjects.

1.3 ADDITIONAL DEFINITIONS. The following definitions are added to Section 1 of the Agreement:

“Additional Subfield” means each disease or symptom in humans or animals that is not a Primary Subfield; for clarity, an Expansion to a particular Additional Subfield is not a separate Additional Subfield.

AMENDMENT TO COMMERCIAL LICENSE AGREEMENT

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

“Epilepticus Field” means the field of therapeutic use against status epilepticus in humans.

“Expansion” means, with respect to a particular Additional Subfield for which a clinical study was conducted, an NDA was filed or Marketing Approval was obtained, an additional clinical study, or receipt of NDA or Marketing Approval, of the Licensed Product in such Additional Subfield for a different subpatient population, line of therapy or new use as a monotherapy or in combination with another treatment or drug, other than the population, line of therapy or use for which the prior clinical study(ies) were conducted, NDA was filed or Marketing Approval was received.

“Phase II Study” means the conduct of a human study, as described in 21 C.F.R. §312.21(b) and its foreign equivalents, of a Licensed Product, but excluding any Probe Study.

“Phase III Study” means the conduct of a human study, as described in 21 C.F.R. §312.21(c) and its foreign equivalents, of a Licensed Product.

“Pivotal Study” means a controlled pivotal clinical study of a Licensed Product that is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain Marketing Approval to market such product in the United States, China, Japan or Germany (via the European Union (including the European Medicines Authority) or otherwise).

“Primary Subfield” means each of the following: the Epilepticus Field or the TBI Field.

“Subfield” means each Primary Subfield, on a Primary Subfield-by-Primary Subfield basis, and each Additional Subfield, on an Additional Subfield-by-Additional Subfield basis.

“TBI Field” means the treatment of traumatic brain injury in humans.

1.4 DELETED DEFINITIONS. The definitions of “Probe Condition” and “Probe Study Product”, and all references thereto, are hereby deleted from the Agreement.

2. PROBE STUDY LICENSE. Section 2.1(b) of the Agreement is hereby amended to read:

(b) [Intentionally Omitted].

3. NEGATIVE COVENANT. Section 2.1(e) of the Agreement is hereby amended to read:

(e) Negative Covenant. During the term of this Agreement, CyDex and its Affiliates shall not grant any rights to any Third Party that conflict with the exclusive rights granted herein to Sage or that conflict with or otherwise impair Sage’s ability to conduct the activities described herein. Without limiting the generality of the foregoing, in the event that CyDex or any of its Affiliates become aware that a Third Party is conducting research, development or commercial activities using the Compound with Captisol, then CyDex shall take all reasonable measures to cease the supply of Captisol to such Third Party and to any other Third Party that is determined to be supplying Captisol to such Third Party.

AMENDMENT TO COMMERCIAL LICENSE AGREEMENT

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4. PAYMENTS.

4.1 Section 4.1(a)(ii) of the Agreement is hereby amended to read:

(ii) CyDex acknowledges receipt of the payment of $[…***…] on the Effective Date.

4.2 In consideration of CyDex entering into this Amendment, Sage agrees to pay to CyDex $[…***…] on the Amendment Effective Date.

4.3 Section 4.1(b) of the Agreement is hereby amended to read:

(b) Milestone Payments.

(i) Epilepticus Field and TBI Field. Within […***…] days following the occurrence of each of the milestone events listed below with respect to the Licensed Product in either Primary Subfield, Sage shall provide written notice to CyDex of the achievement of such milestone event, and within […***…] days of the occurrence of each of the milestone events, pay to CyDex the applicable non-refundable milestone fee listed next to each such event in further consideration of the rights granted Sage hereunder. The milestone payments (each payable only one time per each of the Primary Subfields, regardless of the number of times achieved by the Licensed Product for such Primary Subfield; for the avoidance of doubt, if the same Licensed Product first achieves one or more given milestones for both the Epilepticus Field and the TBI Field, then the milestone payment for that event must be paid twice; and in no event shall the maximum payment under this Section 4.1(b)(i) exceed $[…***…]) are as follows. If any such milestone is achieved in the relevant Primary Subfield before all prior sequential milestones have been actually achieved in such Primary Subfield, then any and all prior sequential milestones which were not previously actually achieved shall be deemed to have thereby been achieved with respect to such Primary Subfield, and the milestone payments for such deemed-achieved milestones shall also be payable with respect to such Primary Subfield within such […***…] days.

	MILESTONE ACHIEVED IN THE RELEVANT PRIMARY SUBFIELD	MILESTONE PAYMENT
(i)	[…***…]	$[…***…]
(ii)	[…***…]	$[…***…]
(iii)	[…***…]	$[…***…]
(iv)	[…***…]	$[…***…]

(ii) Additional Subfields. Within […***…] days following the occurrence of each of the milestone events listed below with respect to the Licensed Product in an Additional Subfield, Sage shall provide written notice to CyDex of the achievement of such milestone event, and within […***…] days of the occurrence of each of the milestone events, pay to CyDex the applicable non-refundable milestone fee listed next to each such event in further consideration of the rights granted Sage hereunder. The milestone payments (each payable only one time per each of the first two (2) Additional Subfields, regardless of the number of times achieved by the Licensed Product for such Additional Subfield; for the

AMENDMENT TO COMMERCIAL LICENSE AGREEMENT

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

avoidance of doubt, if the same Licensed Product first achieves one or more given milestones for two Additional Subfields, then the milestone payment for that event must be paid twice; and in no event shall the maximum payment under this Section 4.1(b)(ii) exceed $[…***…]) are as follows. Subject to the preceding sentence, if any such milestone is achieved in the relevant Additional Subfield before all prior sequential milestones have been actually achieved in such Additional Subfield, then any and all prior sequential milestones which were not previously actually achieved with respect to such Additional Subfield shall be deemed to have thereby been achieved, and the milestone payments for such deemed-achieved milestones shall also be payable with respect to such Additional Subfield within such […***…] days.

	MILESTONE	MILESTONE PAYMENT
(i)	[...***...]	$[...***...]
(ii)	[...***...]	$[...***...]
(iii)	[...***...]	$[...***...]
(iv)	[...***...]	$[...***...]

4.4 Section 4.1(d) of the Agreement is hereby deleted in its entirety.

5. DILIGENCE. The penultimate sentence of Section 6.1 of the Agreement is hereby amended to read:

For clarity, Sage may meet the requirements of this Section 6.1 through its activities with respect to the Licensed Product in just one of the Subfields.

6. REPRESENTATIONS AND WARRANTIES. CyDex represents and warrants to Sage (as of the Amendment Effective Date) as follows:

(i) Neither it nor any of its Affiliates has entered into any agreement with any third party (including any Pre-Existing Agreement) that is in conflict with the rights granted to Sage pursuant to this Agreement; and

(ii) Neither CyDex nor any of its Affiliates has granted any Affiliate of CyDex or any Third Party any rights to develop or commercialize any pharmaceutical composition comprising the Compound combined with or formulated using Captisol.

7. INDEMNIFICATION. Section 10.1(c) is hereby amended to read:

(c) CyDex’s breach of this Agreement, including without limitation any of its representations and warranties set forth in Sections 9.1 and 9.2 of the Agreement or in Section 6 of the Amendment,

8. INTERPRETATION. The following sentence is added to the end of Section 14.18 of the Agreement:

Except as the context otherwise requires, (a) the word “including” or correlatives thereof, means “including without limitation,” and (b) the word “or” means “and/or.”

AMENDMENT TO COMMERCIAL LICENSE AGREEMENT

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

9. ENTIRE AGREEMENT/AMENDMENTS. Except as amended by this Amendment, the Agreement shall remain in full force and effect. After the Amendment Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment.

10. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

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AMENDMENT TO COMMERCIAL LICENSE AGREEMENT

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

IN WITNESS WHEREOF, the parties have executed this Amendment to Commercial License Agreement as of the Amendment Effective Date.

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Charles Berkman

Name:	Charles Berkman
Title:	VP and Secretary

SAGE THERAPEUTICS, INC.

By:	/s/ Jeffrey Jonas

Name:	Jeffrey Jonas
Title:	CEO

AMENDMENT TO COMMERCIAL LICENSE AGREEMENT